Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement  (Form F-3) and related Prospectus of Ceragon Networks Ltd., for the registration of ordinary shares, rights, warrants, debt securities and units dated April 23, 2020 and to the incorporation by reference therein of our reports dated March 31, 2020, with respect to the consolidated financial statements of Ceragon Networks Ltd. and the effectiveness of internal control over financial reporting of Ceragon Networks Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ KOST, FORER, GABBAY & KASIERER
Tel Aviv, Israel	KOST, FORER, GABBAY & KASIERER
April 23, 2020	A member of EY Global